Exhibit 99.1

STAAR Surgical Reports Second Quarter 2026 Results

Net Sales of $93.5 million, up 111% Y/Y

Net Income of $8.1 million, with GAAP EPS of $0.16

Adjusted EBITDA1 of $20.0 million, or $0.39 per diluted share

Earnings Call and Webcast Today at 5:30 PM Eastern

LAKE FOREST, CA, [August 12, 2026] --- STAAR Surgical Company (NASDAQ: STAA), the global leader in phakic IOLs with the EVO™ family of Implantable Collamer® Lenses (EVO ICL™) for vision correction, today reported results for the second quarter ended July 3, 2026.

Second Quarter 2026 Financial Overview

•
Net sales of $93.5 million, up 111% Y/Y
•
Net sales excluding China of $41.2 million, up 6.0% Y/Y
•
China sales of $52.3 million up over 100%, 10% sequentially
•
APAC sales up 189% Y/Y, ex-China sales up 7% Y/Y
•
Americas up 12% Y/Y
•
EMEA down 1% Y/Y, ex-Middle East up 12% Y/Y
•
Gross margin at 74.5% vs. 74.0% a year ago
•
Net income of $8.1 million, or $0.16 per diluted share, compared to a net loss of $(16.8) million, or $(0.34) per diluted share a year ago
•
Adjusted EBITDA1 of $20.0 million, or $0.39 per diluted share, compared to Adjusted EBITDA1 loss of $(14.8) million, or $(0.30) per diluted share a year ago
•
Cash, cash equivalents, and investments available for sale at July 3, 2026, totaled $181.5 million, compared to $163.9 million at the end of the first quarter of 2026

Fellow Shareholders,

I am honored to write to you for the first time as Chief Executive Officer of STAAR and grateful for the opportunity to lead this talented organization. I look forward to partnering with you as we drive STAAR forward, build sustainable long-term value, and transform an industry facing the relentless global expansion of myopia3.

First, I want to express my deep gratitude to Deborah Andrews. Over the past six months serving together as Interim Co-CEOs, Deborah has been an extraordinary partner — steady, wise, and tireless in her commitment to STAAR. Her clarity and focus on our financial discipline, culture, and strategy have profoundly benefited STAAR, and I’m thrilled she will

Exhibit 99.1

continue as Chief Financial Officer, and now also as an Executive Vice President. I could not ask for a better partner. Together with our strong, experienced leadership team, we are aligned and focused on the work ahead as we realize STAAR’s substantial long-term opportunity.

Progress Against Our Priorities

Nearly six months ago, we set a clear agenda: Revenue Growth, Profit Expansion, and Innovation Acceleration. In the first half of this year, we delivered on all three. In the second quarter, we grew revenue, gross margin and net income — versus both the year-ago quarter and the first quarter. Demand for ICL procedures is strong in our key markets. In our largest market, China, representing over 50% of revenue, our sales benefited from gains in market share, driven by both volume growth and ASP expansion, which were supported by an improving product mix following the successful launch of EVO+ in the first quarter. Importantly, we saw no evidence of excess ICL inventory at our distributors or hospitals in China. Other key markets, including Japan and Korea, continue to contribute meaningfully to revenue, while the Americas and EMEA (excluding the Middle East) delivered double-digit growth. The current demand dynamics should continue throughout the remainder of the year. As part of our focus on achieving our revenue growth goals, we are concurrently focused on continuously improving our production and supply chain efficiency to support our customers, partners and the patients we serve.

We increased investments in ERP, supply chain and production efficiency during the second quarter, yet we still delivered the highest first half adjusted EBITDA results in STAAR's history. These strategic investments are foundational to improving our operating leverage and driving a stronger incremental revenue-to-adjusted EBITDA conversion ratio. The math is straightforward: with a largely fixed cost base and the right infrastructure in place, margin expansion will naturally follow revenue growth.

China: Gaining Market Share

China remains critical to our success, and an area where we see compelling opportunities ahead. In the second quarter, we delivered sequential growth driven by increased EVO+ adoption, increased overall EVO ICL procedure volume, and a favorable shift towards toric lenses, which carry a higher ASP. Notably, our China sales growth has clearly decoupled from the broader Chinese refractive surgical market in the first half of the year, providing strong evidence that EVO ICL is gaining market share from laser-based procedures.

Looking ahead, we see ample opportunities to grow both market share and sales through continued increases in EVO+ mix. We remain focused on driving EVO ICL adoption lower down the diopter curve as this opens a considerable new patient population and market opportunity. With ICL procedures representing a low double-digit percentage of overall

Exhibit 99.1

refractive surgeries today, we believe we are positioned for a long and exciting growth runway in China.

China’s refractive surgery market is undergoing a shift in seasonality that should serve as a framework for evaluating our performance through the year. The first and second quarters are our new peak revenue quarters in China. Consistent with this shift in seasonality, third quarter volumes typically step down from our first half peak. Even so, excluding the one-time $25.9M order booked in the third quarter of 2025, we still anticipate strong year-over-year growth — evidence that our underlying momentum is durable across the seasonal cycle. Additionally, while the fourth quarter remains a seasonally softer period during which we will have a greater focus on planning for the year ahead, we are planning for year-over-year growth.

A look at how typical in-market sales2 mix by quarter has shifted due to seasonal changes:

•
First quarter — Peak season; boosted by an increase in Chinese New Year-related procedures, and more significantly, a shift in military recruitment vision screenings, pulling pre-enlistment demand out of the third quarter and into the first quarter.
•
Second quarter — Peak season; supported by summer demand
•
Third quarter — End of peak season; summer tailwinds continue
•
Fourth quarter — Off-season; consistently the smallest quarter, used to plan for the year ahead

The continued adoption of EVO+ and our growing partnerships with key hospital systems signal STAAR’s long-term growth trajectory in China. Lens-based refractive surgery continues to gain relevance and share — and that trend is apparent in our results.

APAC Outside of China

Outside of China, the broader APAC region remains a meaningful contributor to our global revenue, led by Japan.

Japan continues to show healthy underlying demand, supported by direct-to-consumer awareness activities that began in November 2025. EVO ICL holds a significant share of the refractive surgery market in Japan, and our investment in market education and DTC activity has had a direct and positive impact on sales. Based on early success with a smaller investment, we have shifted incremental funding toward Japan to drive continued DTC activity throughout the year.

We see some of the largest opportunities for our business across the broader APAC region, although these markets vary in their maturity, competitive dynamics, and near-term

Exhibit 99.1

demand environment, including factors such as product availability, foreign currency dynamics, and affordability. We are focused on ensuring supply, supporting surgeon and patient awareness, and directing investment toward markets with the clearest return potential.

Americas, Led by the United States

The Americas region grew 12% in the second quarter, powered by our second consecutive quarter of more than $6 million in U.S. net sales. Our U.S. growth continues to be driven by sizable market share gains, against a backdrop of declining laser vision correction procedures. The broader laser refractive market in the U.S. has declined at double-digit rates for several years. As surgeons and practices look to offset declines in laser vision correction procedures, and as reimbursement rates for other ophthalmic surgical procedures continue to decline, EVO ICL represents an attractive option to expand their revenue while delivering exceptional patient outcomes. Adoption of EVO ICL historically has been shaped by two barriers: clinical confidence and economic confidence. As surgeons gain experience and evaluate their outcomes, clinical confidence naturally follows. Our focus now is on helping those clinically confident surgeons build a practice model that makes lens-based refractive surgery a meaningful and profitable part of their business.

We continue to expand our surgeon training programs across the Americas and around the world. These programs are building a growing network of practices that are leading an industry shift from laser-based to lens-based refractive surgery and making EVO a growing and profitable part of their offering.

EMEA

In EMEA, it is important to focus on the region’s healthy long-term trends. Excluding the impact of the Middle East, the rest of the EMEA region grew 12% versus the prior year — a result that reflects strong underlying demand and good commercial execution across Europe and other parts of the region.

Profit Expansion and Operating Leverage

We are committed to growing profitably by making smart investments where they matter while staying disciplined across our spending. One recent example: we flattened the structure of our global marketing function to enable closer connectivity to and more direct investment in our commercial regions and our customers worldwide. We believe this kind of thoughtful decision making allows us to grow revenue significantly while also expanding operating margins and delivering the strong profitability of which this business is capable.

During the quarter, we incurred additional costs related to the ongoing implementation and fine-tuning of our new ERP system. I am pleased with the capabilities of the new ERP system as it is more than an operational upgrade; it is a foundational investment in STAAR’s future

Exhibit 99.1

that ranges from simple operational efficiencies to implementing artificial intelligence capabilities. As the cost of AI rapidly declines and its range of specific functional capacities expands, we intend to apply it to improve many aspects of our business.

As we look forward

Our third quarter 2025 results included the recognition of $25.9 million related to a one-time order placed in 2024 (the "2024 Order"), elevating reported net sales to $94.7 million. As this item was non-recurring in nature, we ask shareholders to reference the adjusted base of $68.8 million when assessing year-over-year performance in the third quarter of 2026. Fourth quarter 2025 results were unaffected by the 2024 Order. Net sales of $57.8 million for the fourth quarter reflected ordinary course business activity and provide a clean basis for future comparison.

Our Future: From Product to Platform to Enterprise

With respect to Innovation Acceleration, our early success with the launch of EVO+ in China is a great example of the impact that new products can make on our business. Focusing on the future, our R&D team and our Advanced Research group are preparing for first-in-human studies of next generation products. We look forward to providing more information on these topics in future communications.

At STAAR, we take pride in being the pioneer and leader of lens-based refractive surgery. For more than 32 years, our proprietary Collamer material has been implanted in patients, and a growing body of research continues to affirm its long-term benefits and advantages over other materials. This is why I believe Collamer remains a durable competitive advantage for STAAR.

We have made real progress in revenue and profitability, but I believe we can do much more. We have a removable, reversible solution for myopia correction that protects the patient's natural cornea, does not cause dry eye disease, and addresses a broad spectrum of myopia and astigmatism. Despite these strengths, and despite our consistent market share gains, our global share of the refractive market remains well below its potential.

The path forward means evolving beyond a single-product line focus into a true platform, providing us with even greater growth opportunities than we have today. Getting there demands structured product development, a disciplined innovation roadmap, and a firm commitment to achieving milestone timelines. To lead and accelerate that effort, we are in the process of recruiting a new Chief Technology Officer to lead STAAR's innovation agenda. I am personally leading this search with support from trusted advisors and our Board of Directors. Soon, I look forward to sharing additional news on this search.

In Closing

Exhibit 99.1

Our strategy is clear, our team is focused and ready, and a transformation is underway.

We have much to be proud of: year-over-year and sequential revenue growth, growing EVO+ adoption in China, a meaningful improvement in year-over-year profitability, a successful ERP implementation, and early progress as we begin to accelerate the development of our product pipeline with an eye toward our mid- and long-term future.

The refractive surgery market has undergone significant change over the last few years, and STAAR has emerged from that period stronger, more focused, and with clear momentum. Our growth and profitability in the first half of 2026 reflect the underlying health and strength of our business, and we believe that continued execution will speak for itself. We look forward to building on this progress and earning the confidence of a broader set of investors in the quarters ahead.

Thank you for your continued support and your belief in STAAR.

Sincerely,

Warren Foust
President and Chief Executive Officer

Second Quarter 2026 Financial Results

We delivered strong financial performance in the second quarter, centered on our core pillars of revenue growth, increasing profitability, and accelerating innovation. Higher gross margins and disciplined expense management supported a meaningful improvement in our bottom line, and we remain focused on driving operating leverage as we scale.

Deborah Andrews, Executive Vice President and Chief Financial Officer, said, "Our second quarter results reflect tangible progress across these key areas, with revenue, gross margin and net income all growing both year-over-year and sequentially. We successfully navigated the complexities of our ERP cutover while maintaining our focus on efficiency and growth. These results speak to the dedication of our team and the underlying health of our business."

Net sales were $93.5 million for the second quarter of 2026, up 111% from $44.3 million in the prior year quarter. Excluding China, net sales were $41.2 million, an increase of 6.0%, as compared to $39.0 million in the prior year quarter. The year-over-year increase in net sales primarily was led by sequential growth in China, solid growth across the broader Asia-Pacific region apart from India, and double-digit percentage growth in the Americas. In the EMEA region, net sales declined by a low single-digit percentage, reflecting ongoing turmoil in the

Exhibit 99.1

Middle East. However, excluding the Middle East, EMEA achieved double-digit percentage growth, underscoring the strength of the Company's underlying business across that region.

As previously disclosed, net sales during the second quarter of 2025 did not reflect surgical demand because the Company shipped minimal quantities of EVO ICLs to China while distributors worked through excess inventory. As of the end of the second quarter of 2026, the Company’s distributor inventory appears to be within the targeted range to appropriately service the refractive market.

Gross profit margin for the second quarter of 2026 was 74.5% of total net sales, compared to 74.0% in the prior year quarter. The year-over-year improvement was primarily driven by the elimination of period costs related to the ramp-up of manufacturing in Switzerland, a reduction in Advanced Manufacturing expenses, lower inventory provisions, and decreased freight and other cost of sales as a percent of sales. These gains were partially offset by higher per unit manufacturing costs resulting from selling lenses that were made during periods of lower production volume in 2025 and increased tariff expense on U.S. manufactured product sold to China. Margins will continue to be impacted by tariffs until 100% of products shipped to China are manufactured in Switzerland, which should happen by the end of 2026.

Total operating expenses for the second quarter of 2026 were $59.6 million, compared to $62.8 million in the prior year quarter. Excluding restructuring and merger-related costs of $5.2 million in the prior year, operating expenses increased 3.7% over the prior year quarter.

General and administrative expenses were $22.7 million, up from $21.0 million in the prior year quarter. The increase was primarily driven by higher amortization costs associated with the launch of the Company's new ERP system in the second quarter, increased expenses related to other ongoing ERP initiatives, and higher outside services costs, partially offset by a reduction in salary-related expenses.

Selling and marketing expenses were $26.9 million, up from $26.3 million in the prior year quarter. The increase was primarily attributable to severance expenses associated with workforce reductions in global marketing, partially offset by lower salary-related expenses.

Research and development expenses were $9.9 million, down from $10.3 million in the prior year quarter, primarily reflecting lower salary-related expenses.

Operating income for the second quarter of 2026 was $10.1 million compared to an operating loss of $(30.0) million in the prior year quarter. Net income for the second quarter of 2026 was $8.1 million or $0.16 per diluted share, up from a net loss of $(16.8) million or

Exhibit 99.1

$(0.34) per diluted share for the prior year quarter. The year-over-year improvement in net income was primarily attributable to higher gross profit and lower operating expenses. Adjusted EBITDA1 for the second quarter of 2026 was $20.0 million or $0.39 per diluted share, up from an Adjusted EBITDA1 loss of $(14.8) million or $(0.30) per diluted share in the prior year quarter.

Cash, cash equivalents, and investments available for sale at July 3, 2026, totaled $181.5 million, compared to $163.9 million at the end of the first quarter of 2026. The Company has no outstanding debt.

Earnings Conference Call and Webcast

The Company will host an earnings conference call and webcast today, Wednesday, August 12 at 5:30 p.m. Eastern / 2:30 p.m. Pacific to discuss its financial results and operational progress. To access the webcast please use the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=lb5LeYQ0

In addition to live questions, participants may submit questions by email to ir@staar.com

1 Adjusted EBITDA and Adjusted EBITDA per diluted share are non-GAAP financial measures. For further information on non-GAAP financial measures, please refer to the “Use of Non-GAAP Financial Measures” section of this press release. Please also refer to the tables at the end of this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure.

2 In-market sales reflect product sales from the Company’s distributors that have shipped to customers in China. This data is collected and provided by the Company’s distributors and is used by the Company to estimate in-market demand and analyze trends. This data is unaudited by the Company and can be impacted by timing of orders placed, returns, and other factors.

3 Holden BA, Fricke TR, Wilson DA, Jong M, Naidoo KS, Sankaridurg P, Wong TY, Naduvilath TJ, Resnikoff S. Global Prevalence of Myopia and High Myopia and Temporal Trends from 2000 through 2050. Ophthalmology. 2016 May;123(5):1036-42. doi: 10.1016/j.ophtha.2016.01.006. Epub 2016 Feb 11. PMID: 26875007

Use of Non-GAAP Financial Measures

To supplement the Company’s financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this press release and the accompanying tables include certain non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA per diluted share and constant currency measures. Management uses these non-GAAP financial measures in its evaluation of Company operating performance and believes investors will find them useful in evaluating the Company’s operating performance,

Exhibit 99.1

including cash flow generation, and in analyzing period-to-period financial performance of core business operations and underlying business trends. Non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

EBITDA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income. In calculating Adjusted EBITDA and Adjusted EBITDA per diluted share, the Company further adjusts for stock-based compensation expense, restructuring, impairment and related charges, and commencing with the first quarter ended March 28, 2025, merger transaction and related costs. As stock-based compensation is a non-cash expense that can vary significantly based on the timing, size and nature of awards granted, the Company believes that the exclusion of stock-based compensation expense can assist investors in comparisons of Company operating results with other peer companies because (i) the amount of such expense in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expense can vary significantly between periods as a result of the timing of grants of new stock-based awards, including inducement grants in connection with hiring. Additionally, the Company believes that excluding stock-based compensation from Adjusted EBITDA and Adjusted EBITDA per diluted share assists management and investors in making meaningful comparisons between the Company’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future. The Company believes that restructuring, impairment and related charges are not indicative of the underlying operating expense profile for the Company. These charges, which include costs related to severance, reduction in force and consulting expenses, impairment expenses on leasehold improvements and machinery and equipment, impairment on real property right-of-use assets, and impairment of internally developed software, are anticipated to be completed within a finite period of time and can vary significantly in any specific period. The Company believes that excluding restructuring, impairment and related charges from Adjusted EBITDA allows investors to analyze period-to-period financial performance of its core business operations more consistently and better assess the Company’s current and future continuing operations. Similarly, the Company believes that merger transaction and related costs are not indicative of the underlying operating expense profile for the Company and that excluding such costs from Adjusted EBITDA allows investors to more consistently analyze period-to-period financial performance of its core business.

Exhibit 99.1

The Company also presents certain financial information on a constant currency basis, which is intended to exclude the effects of foreign currency fluctuations. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the “constant currency” rate to sales or expenses in the current period as well.

In the tables provided below, the Company has included a reconciliation of Adjusted EBITDA and Adjusted EBITDA per diluted share to net income (loss) and net income (loss) per diluted share, the most directly comparable GAAP financial measure, as well as supplemental financial information with net sales expressed in constant currency.

About STAAR Surgical

STAAR Surgical (NASDAQ: STAA) is the global leader in implantable phakic intraocular lenses, a vision correction solution that reduces or eliminates the need for glasses or contact lenses. Since 1982, STAAR has been dedicated solely to ophthalmic surgery, and for over 30 years, STAAR has been designing, developing, manufacturing, and marketing advanced Implantable Collamer® Lenses (ICLs), using its proprietary biocompatible Collamer material. STAAR ICLs are clinically proven to deliver safe long-term vision correction without removing corneal tissue or the eye's natural crystalline lens. Its EVO ICL™ product line provides visual freedom through a quick, minimally invasive procedure. STAAR has sold more than 4 million ICLs in over 85 countries. Headquartered in Lake Forest, California, the company operates research, development, manufacturing, and packaging facilities in California and Switzerland. For more information about ICL, visit www.discovericl.com. To learn more about STAAR, visit www.staar.com.

We intend to use our website as a means of disclosing material non-public information about the Company and for complying with Regulation FD. Such disclosures will be included on our website in the ‘Investor Relations’ sections at investors.staar.com. Accordingly, investors should monitor such portion of our website, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the Email Alerts section at investors.staar.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often contain words such as “anticipate,” “believe,” “expect,” “plan,” “estimate,” “project,” “continue,” “will,” “should,” “may,” and similar terms. All statements in this press release that are not statements of historical fact are forward-looking statements. These forward-looking statements are neither promises nor guarantees and involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from what is expressed or implied by the forward-looking statements, including, but not limited to: our ability to grow and generate profit; our reliance on independent distributors in international markets; a slowdown or disruption to the Chinese economy; global economic and geopolitical conditions; disruptions in our supply chain; fluctuations in foreign currency exchange rates; international trade disputes (including involving tariffs) and substantial dependence on demand from Asia; changes in effective tax rate or tax laws; any loss of use of our principal manufacturing facility; competition; potential losses due to product liability claims; our exposure to environmental liability; data corruption, cyber-based attacks or network security breaches and/or noncompliance with data protection and privacy regulations; acquisitions of new technologies; climate changes; the willingness of surgeons and patients to adopt a new or improved product and procedure; extensive clinical trials and resources devoted to research and development; compliance with government regulations; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before or after approval, or to take enforcement action; laws pertaining to healthcare fraud and abuse; changes in FDA or international regulations related to product approval; product recalls or failures; and other important factors set forth in the Company’s Annual Report on Form 10-K for the year ended January 2, 2026 under the caption “Risk Factors,” which is filed with the Securities and Exchange Commission (the “SEC”) and available in the “Investor Information” section of the Company’s website under the heading “SEC Filings,” as any such factors may be updated from time to time in the Company’s other filings with the SEC.

Forward-looking statements speak only as of the date they are made and, except as may be required under applicable law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor/Media Contact:

ir@staar.com

Exhibit 99.1

Connie Johnson

(626) 303-7902 (ext. 2207)

cjohnson@staar.com

Asia Investor/Media Contact:

Niko Liu, CFA

nliu@staar.com

United States: (626) 303-7902 (ext. 3023)

Hong Kong: +852 6092-5076

Exhibit 99.1

Consolidated Balance Sheets
(in 000's)
Unaudited

ASSETS	July 3, 2026	January 2, 2026
Current assets:
Cash and cash equivalents	$148,579	$153,150
Investments available for sale	32,910	34,386
Accounts receivable trade, net	98,475	50,064
Inventories, net	46,837	55,496
Prepayments, deposits, and other current assets	15,552	18,449
Total current assets	342,353	311,545
Property, plant, and equipment, net	69,930	73,323
Operating lease right-of-use assets, net	27,505	29,609
Cloud-based software	31,318	30,700
Goodwill	1,786	1,786
Deferred income taxes	1,087	3,365
Other assets	1,226	1,350
Total assets	$475,205	$451,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,476	$11,574
Obligations under operating leases	6,176	5,872
Allowance for sales returns	16,200	10,199
Other current liabilities	37,542	40,859
Total current liabilities	73,394	68,504
Obligations under operating leases	29,765	32,481
Asset retirement obligations	44	45
Deferred rent	89	89
Pension liability	6,515	6,375
Total liabilities	109,807	107,494

Stockholders' equity:
Common stock	505	498
Additional paid-in capital	513,081	504,682
Treasury Stock	(6,461)	(6,461)
Accumulated other comprehensive loss	(6,967)	(6,511)
Accumulated deficit	(134,760)	(148,024)
Total stockholders' equity	365,398	344,184
Total liabilities and stockholders' equity	$475,205	$451,678

Exhibit 99.1

Consolidated Statements of Operations
(in 000's except for per share data)
Unaudited

	Three Months Ended						Six Months Ended
	% of Sales	July 3, 2026	% of Sales	June 27, 2025	Fav (Unfav) Amount	%	% of Sales	July 3, 2026	% of Sales	June 27, 2025	Fav (Unfav) Amount	%
Net sales	100.0%	$93,535	100.0%	$44,320	$49,215	111.0%	100.0%	$187,057	100.0%	$86,909	$100,148	115.2%

Cost of sales	25.5%	23,808	26.0%	11,521	(12,287)	(106.6)%	25.9%	48,471	30.0%	26,105	(22,366)	(85.7)%

Gross profit	74.5%	69,727	74.0%	32,799	36,928	112.6%	74.1%	138,586	70.0%	60,804	77,782	127.9%

Selling, general and administrative expenses:
General and administrative	24.3%	22,739	47.3%	20,969	(1,770)	(8.4)%	21.3%	39,761	52.3%	45,427	5,666	12.5%
Selling and marketing	28.8%	26,944	59.3%	26,283	(661)	(2.5)%	27.5%	51,453	61.2%	53,228	1,775	3.3%
Research and development	10.6%	9,943	23.2%	10,263	320	3.1%	10.6%	19,868	24.9%	21,602	1,734	8.0%
Total selling, general, and administrative expenses	63.7%	59,626	129.8%	57,515	(2,111)	(3.7)%	59.4%	111,082	138.4%	120,257	9,175	7.6%
Merger transaction and related costs	0.0%	-	0.0%	-	-	0.0%	3.6%	6,743	0.0%	-	(6,743)	0.0%
Restructuring, impairment and related charges	0.0%	-	11.8%	5,248	5,248	100.0%	1.4%	2,681	32.1%	27,912	25,231	90.4%
Total operating expenses	63.7%	59,626	141.6%	62,763	3,137	5.0%	64.4%	120,506	170.5%	148,169	27,663	18.7%

Operating income (loss)	10.8%	10,101	(67.6)%	(29,964)	40,065	133.7%	9.7%	18,080	(100.5)%	(87,365)	105,445	120.7%

Other income (expense):
Interest income, net	1.0%	939	3.0%	1,366	(427)	(31.3)%	1.0%	1,846	3.1%	2,732	(886)	(32.4)%
Gain (loss) on foreign currency transactions	(0.4)%	(410)	5.8%	2,563	(2,973)	(116.0)%	(0.8)%	(1,521)	4.6%	3,981	(5,502)	(138.2)%
Other income, net	0.4%	394	0.3%	120	274	228.3%	0.4%	837	0.3%	251	586	233.5%
Total other income, net	1.0%	923	9.1%	4,049	(3,126)	(77.2)%	0.6%	1,162	8.0%	6,964	(5,802)	(83.3)%

Income (loss) before provision for income taxes	11.8%	11,024	(58.5)%	(25,915)	36,939	142.5%	10.3%	19,242	(92.5)%	(80,401)	99,643	123.9%

Provision (benefit) for income taxes	3.2%	2,966	(20.5)%	(9,103)	(12,069)	(132.6)%	3.2%	5,978	(10.8)%	(9,378)	(15,356)	(163.7)%

Net income (loss)	8.6%	8,058	(38.0)%	(16,812)	24,870	147.9%	7.1%	13,264	(81.7)%	(71,023)	84,287	118.7%

Net income (loss) per share - basic		0.16		(0.34)				0.26		(1.44)
Net income (loss) per share - diluted		0.16		(0.34)				0.26		(1.44)

Weighted average shares outstanding - basic		50,321		49,520				50,114		49,432
Weighted average shares outstanding - diluted		51,501		49,520				51,293		49,432

Exhibit 99.1

Consolidated Statements of Cash Flows
(in 000's)
Unaudited

	Three Months Ended		Six Months Ended
	July 3, 2026	June 27, 2025	July 3, 2026	June 27, 2025
Cash flows from operating activities:
Net income (loss)	$8,058	$(16,812)	$13,264	$(71,023)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,390	1,975	4,497	4,312
Amortization of capitalized cloud-based software	949	147	1,053	200
Non-cash operating lease expense	916	838	1,773	1,866
Impairment of fixed assets and operating leases	-	1,377	-	14,593
Accretion/Amortization of investments available for sale	(23)	(10)	(255)	(139)
Deferred income taxes	324	(9,595)	3,134	(10,624)
Change in net pension liability	16	2,455	47	(2)
Stock-based compensation expense	6,560	7,802	11,383	13,817
Loss on disposal of property and equipment	1	-	1	-
Provision for sales returns and bad debts	2,982	(908)	6,694	(1,818)
Inventory provision	201	468	1,776	2,499
Changes in working capital:
Accounts receivable	(17,309)	5,689	(49,230)	43,859
Inventories	2,752	(4,901)	6,840	(11,205)
Prepayments, deposits and other assets	5,090	332	5,443	637
Cloud-based software	(1,378)	(4,934)	(5,046)	(7,101)
Accounts payable	4,694	537	1,737	(5,424)
Other current and long-term liabilities	3,467	(11,709)	(5,116)	(7,430)
Net cash provided by (used in) operating activities	19,690	(27,249)	(2,005)	(32,983)

Cash flows from investing activities:
Acquisition of property and equipment	(494)	(1,792)	(937)	(3,260)
Purchase of investments available for sale	(28,228)	-	(32,747)	(14,691)
Proceeds from sale or maturity of investments available for sale	27,356	26,912	34,465	78,422
Net provided by (used in) investing activities	(1,366)	25,120	781	60,471

Cash flows from financing activities:
Repayment of finance lease obligations	-	-	-	(42)
Repurchase of common stock	-	(4,479)	-	(4,479)
Repurchase of employee common stock for taxes withheld	(2,741)	(73)	(4,608)	(1,356)
Proceeds from vested restricted stock and exercise of stock options	1,239	12	1,413	389
Net cash used in financing activities	(1,502)	(4,540)	(3,195)	(5,488)

Effect of exchange rate changes on cash and cash equivalents	(107)	686	(152)	972

Increase (decrease) in cash and cash equivalents	16,715	(5,983)	(4,571)	22,972
Cash and cash equivalents, at beginning of the period	131,864	173,114	153,150	144,159
Cash and cash equivalents, at end of the period	$148,579	$167,131	$148,579	$167,131

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Net Income to Adjusted EBITDA
(in 000's except for per share data)
Unaudited

	2023	Q1-24	Q2-24	Q3-24	Q4-24(5)	2024(5)	Q1-25	Q2-25(5)	Q3-25(5)	Q4-25	2025(5)	Q1-26	Q2-26
Net income (loss) - (as reported)	$21,347	$(3,339)	$7,379	$9,980	$(34,228)	$(20,208)	$(54,211)	$(16,812)	$8,884	$(18,309)	$(80,448)	$5,206	$8,058
Provision (benefit) for income taxes	12,349	1,128	2,955	3,179	3,894	11,156	(275)	(9,103)	9,906	(2,343)	(1,815)	3,012	2,966
Other (income) expense, net	(5,599)	(70)	1,564	(7,477)	2,424	(3,559)	(2,915)	(4,049)	(300)	(2,186)	(9,450)	(239)	(923)
Depreciation	5,111	1,237	1,522	1,757	2,375	6,891	2,337	1,975	2,000	2,007	8,319	2,107	2,390
(Gain) loss on disposal of property plant and equipment(2)	73	-	26	1,642	26	1,694	-	-	23	51	74	-	1
Amortization of capitalized cloud-based software	-	-	-	-	-	-	53	147	104	105	409	104	949
Restructuring, impairment and related charges(3)	-	-	-	-	-	-	22,664	5,248	26	694	28,632	2,681	-
Merger transaction and related costs(4)	-	-	-	-	-	-	-	-	5,926	11,209	17,135	6,743	-
Amortization of intangible assets	13	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	23,516	6,339	9,042	7,160	4,669	27,210	6,015	7,802	8,158	8,613	30,588	4,823	6,560
Adjusted EBITDA	$56,810	$5,295	$22,488	$16,241	$(20,840)	$23,184	$(26,332)	$(14,792)	$34,727	$(159)	$(6,556)	$24,437	$20,001
Net income (loss) as a % of Sales	6.7%	(4.3)%	7.4%	11.3%	(69.9)%	(6.6)%	(127.3)%	(38.0)%	9.3%	(31.6)%	(33.6)%	5.6%	8.6%
Adjusted EBITDA as a % of Sales	17.6%	6.8%	22.7%	18.3%	(42.6)%	7.4%	(61.8)%	(33.4)%	36.7%	(0.3)%	(2.7)%	26.1%	21.4%

Net income (loss) per share, diluted - (as reported)	$0.43	$(0.07)	$0.15	$0.20	$(0.69)	$(0.41)	$(1.10)	$(0.34)	$0.18	$(0.37)	$(1.62)	$0.10	$0.16
Provision (benefit) for income taxes	0.25	0.02	0.06	0.06	0.08	0.22	(0.01)	(0.18)	0.20	(0.05)	(0.04)	0.06	0.06
Other (income) expense, net	(0.11)	-	0.03	(0.15)	0.05	(0.07)	(0.06)	(0.08)	(0.01)	(0.04)	(0.19)	-	(0.02)
Depreciation	0.10	0.03	0.03	0.04	0.05	0.14	0.05	0.04	0.04	0.04	0.17	0.04	0.05
(Gain) loss on disposal of property plant and equipment	-	-	-	0.03	-	0.03	-	-	-	-	-	-	-
Amortization of capitalized cloud-based software	-	-	-	-	-	-	-	-	-	-	0.01	-	0.02
Restructuring, impairment and related charges	-	-	-	-	-	-	0.46	0.11	-	0.01	0.58	0.05	-
Merger transaction and related costs	-	-	-	-	-	-	-	-	0.12	0.23	0.35	0.13	-
Amortization of intangible assets	-	-	-	-	-	-	-	-	-	-	-	-	-
Stock-based compensation	0.48	0.13	0.18	0.14	0.09	0.55	0.12	0.16	0.16	0.17	0.62	0.09	0.13
Adjusted EBITDA per share, diluted(1)	$1.15	$0.11	$0.45	$0.33	$(0.42)	$0.47	$(0.53)	$(0.30)	$0.69	$-	$(0.13)	$0.48	$0.39

Weighted average shares outstanding - Diluted	49,427	48,907	49,811	49,731	49,266	49,597	49,344	49,520	50,549	49,758	49,568	50,900	51,501

(1) Adjusted EBITDA per diluted share may not add due to rounding.
(2) The Q3-2024 non cash write-off of $1.6M was related to the former EVO Experience Center.
(3) This was related to severance, consulting expenses and impairment on operating leases, machinery and equipment, leasehold improvements and internally developed software.
(4) These are costs related to the merger with Alcon, which was terminated on January 6, 2026.

(5) As previously disclosed, in December 2024 the Company shipped $27.5 million of ICLs to one of its distributors in China (the “December China Shipment”). The December China Shipment was subject to extended payment terms and was paid in full during Q3 FY25 pursuant to such payment terms. Cost of sales for the December China Shipment of $3.9 million was recognized upon shipment in Q4 FY24. Net sales for the December China
   Shipment were recognized as payments were received, with $1.6 million and $25.9 million of net sales recognized in Q2 FY25 and Q3 FY25, respectively, at 100% gross margin. If the cost of sales was recognized during the same period as the corresponding net sales, cost of sales related to the December China Shipment would have been $0.2 million and $3.7 million in Q2 FY25 and Q3 FY25, respectively.

Exhibit 99.1

Sales by Geography
(in 000's)
Unaudited
	Fiscal Year			Three Months Ended
Sales by Region	2023	2024	2025	June 27, 2025	September 26, 2025	January 2, 2026	April 3, 2026	July 3, 2026

Americas(1)	$22,315	$25,229	$28,788	$7,307	$7,211	$7,531	$8,493	$8,196

EMEA(2)	40,063	43,511	44,733	11,436	10,364	9,823	12,731	11,351

APAC(3)	260,037	245,161	165,921	25,577	77,157	40,447	72,298	73,988

Global Sales	$322,415	$313,901	$239,442	$44,320	$94,732	$57,801	$93,522	$93,535

Global Sales Growth	13%	(3)%	(24)%	(55)%	7%	18%	120%	111%

Americas Sales Growth	13%	13%	14%	10%	20%	18%	26%	12%

EMEA Sales Growth	(2)%	9%	3%	11%	8%	(20)%	(3)%	(1)%

APAC Sales Growth	16%	(6)%	(32)%	(69)%	6%	34%	218%	189%

Global ICL Unit Growth	19%	(6)%	(27)%	(63)%	9%	15%	134%	132%

	Fiscal Year			Three Months Ended
Sales by Country(4)	2023	2024	2025	June 27, 2025	September 26, 2025	January 2, 2026	April 3, 2026	July 3, 2026

China	$184,569	$162,287	$77,781	$5,299	$55,833	$17,526	$47,442	$52,342
Growth	25%	(12)%	(52)%	(92)%	6%	124%	(5510)%	888%

Japan	$38,468	$41,841	$45,265	$10,915	$11,226	$11,729	$12,266	$11,140
Growth	(11)%	9%	8%	10%	7%	7%	8%	2%

South Korea	$19,880	$21,636	$23,380	$4,293	$5,491	$6,074	$7,975	$4,297
Growth	11%	9%	8%	9%	8%	3%	6%	0%

United States	$17,221	$19,896	$22,558	$5,635	$5,632	$5,832	$6,667	$6,055
Growth	17%	16%	13%	4%	20%	19%	22%	7%

Global Sales Ex China	$137,846	$151,614	$161,661	$39,021	$38,899	$40,275	$46,080	$41,193
Growth	1%	10%	7%	10%	8%	(2)%	6%	6%

Notes:
(1) Americas includes the United States, Canada and Latin American countries.
(2) EMEA includes Spain, Germany, United Kingdom, European, Middle East and Africa Distributors.
(3) APAC includes China, Japan, South Korea, India and the rest of Asia Pacific distributors.
(4) Sales by country includes countries representing more than 5% of total sales in the most recently completed fiscal year.

Exhibit 99.1

Reconciliation of Non-GAAP Financial Measure
Constant Currency Sales
(in 000's)
Unaudited

	Three Months Ended			Three Months Ended	As Reported		Constant Currency
	July 3, 2026	Effect of Currency	Constant Currency	June 27, 2025	$ Change	% Change	$ Change	% Change
Total Sales	$93,535	$756	$94,291	$44,320	$49,215	111.0%	$49,971	112.8%

	Six Months Ended			Six Months Ended	As Reported		Constant Currency
	July 3, 2026	Effect of Currency	Constant Currency	June 27, 2025	$ Change	% Change	$ Change	% Change
Total Sales	$187,057	$(401)	$186,656	$86,909	$100,148	115.2%	$99,747	114.8%